Exhibit 8(iv) under Form N-1A
                       Exhibit 10 under Item 601/Reg. S-K

                                 AMENDMENT NO. 1
                                       to
                               Custodian Contract
                                     between
          BLANCHARD PRECIOUS METALS FUND, INC. and SIGNET TRUST COMPANY
                         contract dated October 14, 1995

ADD section 16.:  OVERDRAFTS

If the Custodian should in its sole discretion advance funds on behalf of any Series which results in an overdraft because the moneys held by the Custodian in the separate account for such Series shall be insufficient to pay the total mount payable upon a purchase of Securities specifically allocated to such Series, as set forth in a Proper Instruction, or which results in an overdraft in the separate account of such Series for some other reason, such overdraft shall be deemed to be a loan made by the Custodian to the Fund for such Series payable on demand and shall bear interest from the date incurred at a rate per annum (based on a 360 day year for the actual number of days involved) equal to one percent over the Federal Funds Rate.


         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the day and year first written above.

                 Attest: Blanchard Precious Metals Funds, Inc.,



/s/ C. Grant Anderson                      By: /s/ Joseph S. Machi
Assistant Secretary                                     Vice President
C. Grant Anderson                                       Joseph S. Machi


Attest:                                             Signet Trust Company



/s/ Marie B. Wimble                        By:/s/ Joseph A. Rose
Secretary                                               Sr. Vice President